Joint Venture Agreement
                             -----------------------

     This AGREEMENT was made at the date 6 of September 1999, at TOPAZ GEMS GROUP INC., located at 126/1 Krungthonburi Road, Banglampoo Lang, Klongsarn, Bangkok 10600, THAILAND.
     By and Between:
     CREATIVE GEMS & JEWELRY COMPANY LIMITED, By Mr. Kiattichai Tantikitmanee and Miss Jariya Sae-Fa Authorized Director, Its Head Office located at 19/3 Moo 4, Tambol Thasala, Amphur Muang Lopburi, Lopburi Province, THAILAND, hereinafter referred to as "CREATIVE" of the one part.
     And:
     MUTHAMA GEMSTONES (KENYA) LIMITED, By Mr. Johnson Muthama Authorized Director, of Loita House, 13th Floor, Loita Street, Nairobi - Zip Code, KENYA EAST AFRICA, hereinafter referred to as "MGK" of the other part.
     WHEREAS:
     CREATIVE AND MGK are desirous of engaging in a joint venture business on partnership of procuring ROUGH RUBY STONES for cooking and polishing and ultimately selling the said polished gems at a profit.
     AND WHEREAS
     Both CREATIVE AND MGK shall have equal shareholding in the joint venture business.
     NOW IT IS AGREED as follows;

1. (a) CREATIVE AND MGK shall purchase rough ruby stones from ROCKLAND KENYA LIMITED with funds provided equally by both CREATIVE AND MGK.

     (b) All purchases made from ROCKLAND KENYA LIMITED shall be settled within sixty (60) days from the date of shipment and as shown on the Airway Bill.

     (c) The cost of the Rough Ruby Stones shall be based on a set price as previous less a discount of 25%.

2. MGK guarantees procurement of the Rough Ruby Stones from ROCKLAND KENYA LIMITED as and when required and MGK confirms ROCKLAND KENYA LIMITED has capability of providing four (4) parcels per annum (i.e. about $250,000/= per quarter of various qualities i.e. NO. I, II, III in all sizes as before.

3. CREATIVE shall receive the Rough Ruby Stones for cooking and cutting the cost of which shall be borne equally by CREATIVE AND MGK and fixed at $135 per Kilogram for cooking and $ 0.60 per carat cutting respectively. These charges will be recovered from the sales proceeds. The cooking and cutting of all Joint Venture Ruby should be completed within Sixty (60) days from date of delivery of the material.

4. CREATIVE shall have the first priority to purchase the cut/polished Ruby Stones at a price to be set by both CREATIVE AND MGK, if creative appeared in signed in negative of purchasing, creative shall have the rights to consider the third party purchaser(s).

5. Should the cut/polished Ruby Stones be sold to a third party as stated on clause (4) of this agreement, then CREATIVE shall be entitled to a 20% commission of the selling price of such sale, the commission sum as above shall have to submit to creative within 7 days



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

     after received payment completely from the third party purchaser(s), in ordinary office hour of the local time of receiving.

6. That upon the sales of the cut/polished ruby stones, the proceeds thereof shall immediately be apportioned equally between CREATIVE AND MGK.

7. CREATIVE shall prepare and maintain the books of accounts which shall be joint verified (quarterly) by representatives of CREATIVE AND MGK.

8. Termination of this agreement shall be by a written notice of sixty (60) days by either party.

9. If this agreement should have to terminated in which from any caused else, the two parties agreed as follows;

     (A) Should CREATIVE breach any of the terms of this agreement and thereby caused its termination, MGK shall continue to procure and supply Rough Ruby Stones to CREATIVE for a further twelve (12) months but the procurement price shall be increased by 25% from the agreed price and conditions stated in clauses (2) and (3) of this agreement.

     (B) Should MGK breach any of the terms of the agreement herein and thereby caused its termination, MGK shall continue to procure and supply Rough Ruby Stones to CREATIVE for a further twelve (12) months but at a discount of 25% from the agreed price and conditions stated in clauses
          (2) and (3) of this agreement.

     (C) Should the termination appeared in the other caused from the above, MGK shall continue to procure and supply rough ruby stones to creative for a further twelve (12) months at the agreed price and conditions stated in clauses (2) and (3) of this agreement.

10. Should the Joint Venture Business ceased to operate, the both CREATIVE AND MGK shall share the net assets equally.

11. Should the termination appeared by breach of agreement of one part and caused damage(s) and/or loss(es) to the another part, the another part upholds the rights to use juristic procedure in any country stated as below, to claim for business damage(s) and/or loss(es) value either direct or indirect damage(s) and/or loss(es) value.

12. All disputes and questions which may at any time arise between the parties hereto or their respective representatives or assigns touching or arising out of or in respect of this agreement shall be referred to a single arbitrator in accordance with the provisions of the Arbitration Laws of either Kenya or Thailand.

13. Any kind of law suit according to this agreement will be resolved by and decided according to the law and practices of any Court of competent jurisdiction of Thailand, Kenya, British Virgin Island and United States of America.

14. Any change(s), modification(s) or amendment(s) to this agreement must be in writing and signed by CREATIVE AND MGK.



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

This Agreement for Joint Venture was made in two copies, each copy shall be considered an original and binding document. Both parts acknowledged and accepted all conditions stated in this agreement. The parties hereto have executed and signed this agreement to the date first about written, in WITNESS
HEREOF:



CREATIVE GEMS & JEWELRY COMPANY LIMITED
AUTHORIZED DIRECTOR



/s/ Jariya Sae-Fa
------------------------------
(MISS JARIYA SAE-FA)



/s/ Kiattichai Tantikitmanee
------------------------------
(MR. KIATTICHAI TANTIKITMANEE)


MUTHAMA GEMSTONES KENYA LTD.
AUTHORIZED DIRECTOR



/s/ Johnson Muthama
------------------------------
(MR. JOHNSON MUTHAMA)


WITNESS




/s/ Aphichart Fufuangvanich
------------------------------
(DR. APHICHART FUFUANGVANICH)

WITNESS




/s/ Authorized Signatory
------------------------------


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